Exhibit 99.2

Intersect ENT Inc

Third Quarter Earnings Conference Call

Wednesday, November 02, 2016, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Lisa Earnhardt - President and Chief Executive Officer

Jeri Hilleman - Chief Financial Officer

PRESENTATION

Operator

Good afternoon and welcome to the Intersect ENT Third Quarter Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead.

Jeri Hilleman

Thank you, Gary. With me today is Lisa Earnhardt, our President and CEO. We appreciate you joining us today to review our third quarter results and business update. Before we begin, I would like to remind you we will make forward-looking statements within the meaning of the federal securities laws. Actual results and timing of events could differ materially from those anticipated in such forward-looking statements. As a result of these risks and uncertainties, which include without limitation, our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications and procurement of reimbursement codes and coverage, which are based upon current estimates and assumptions, as well as other risks detailed from time-to-time in the reports we filed with the SEC. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

I’ll now turn the call over to Lisa Earnhardt. Lisa?

Lisa Earnhardt

Thank you, Jeri. We have made tremendous strides since our last earnings call, delivering a strong third quarter and significantly advancing our pipeline, including announcing positive results of the RESOLVE II pivotal study.

Reimbursement continues to be a focal area for us, both in the OR, where our products are reimbursed out of the facility fee and in the office where we are building direct reimbursement. Of headline interest, yesterday CMS released its 2017 Medicare hospital outpatient final rule. These ruling implements a comprehensive APC effective January 1st, 2017 for upper airway procedures, including sinus surgery with reimbursement per case set at a fixed amount that is 40% to 50% below the current average.

Fortunately, we believe we have limited direct exposure to the impact of this Medicare ruling. There are two key facts we consider in arriving at this conclusion. First, only 10% of the sinus surgery population is covered by Medicare, the vast majority are insured by commercial payers.

Second the ruling only impacts hospital outpatient reimbursement. It does not affect reimbursement to ASCs or physician offices. Our hospital sales represent 75% to 80% of our total business.

Therefore, we believe this really has the potential to impact only a limited segment of our business, about 8%. With regard to commercial payers, it’s been our experience that changes in the Medicare payment rates do not necessarily translate directly to commercial payer rates. This assumption is further supported by the fact that many hospitals have multi-year contracts in place with commercial payers, and a number of payers often make independent evaluation assessments without following Medicare payment rates. For all of these reasons, we believe that there will be no near-term impact on our business from commercial payer reimbursement changes.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Before moving from this topic; I want to take a step back and make a few observations about our business overall. First, we have consistently delivered strong annual revenue growth. Physician adoption of PROPEL has continued to increase, especially with the expanded frontal indication and associated clinical evidence.

Second, we have amassed robust clinical and healthcare economic evidence, demonstrating that our products both improve patient outcomes and provide value to the healthcare system. We continue to invest in such evidence generation which has been and continues to be the foundation of our success.

Finally, we have compelling pipeline products that position us well for future growth, including in the office setting of care. This view is strengthened by our recent announcement of the positive results of the RESOLVE II trial and our expectation for that product.

Shifting now to the topic of current business; we are pleased to report a strong third quarter. We posted $18.5 million in revenue in the quarter, representing 30% growth over Q3 of 2015, a strong result, especially given that Q3 is the slowest seasonal quarter of the year for sinus surgery. This performance reflects the impact of sales force tenure and size. The contributions of our sales consultant and the expanding adoption of PROPEL Mini in the frontal sinus.

Our sales force remains stable at 97 field reps, including 71 territory managers. We continue to build leverage with our sales force. In fact, our productivity level was an annualized $1 million per territory, a 30% increase over productivity levels we realized in the third quarter of 2015, and on par with the second quarter of this year.

We have continued to build traction with the launch of the frontal indication. As we mentioned in our last call, we identified approximately 350 target ENT physicians and tracked the usage of PROPEL Mini in the frontal sinus during Q2, our first quarter of this expanded indication. These targets were largely physicians who had not yet used Mini in the frontal, and represented a range of PROPEL adoption, categorized in the three segments of physicians who are broad, selective or non-users.

In Q3, we expanded this physician tracking to provide a second quarter of launch analysis and added a second group of an additional 350 physicians. Over the two quarter period, we observed three key trends.

First, we were pleased with the level of stickiness of physician usage. Physicians who tried PROPEL Mini in the frontal sinus in Q2 continue to use the implant at consistent or growing levels in Q3.

Second, PROPEL adoption overall was influenced positively in both groups, not only did the use of PROPEL Mini in the frontal sinus grow to approximately 40% of cases involving frontal sinus surgeries, it also demonstrates the continued value that physicians are seeing for the technology in their practices.

Finally, we were pleased to see growth in the use of PROPEL Mini for the new indication in all three categories of users, broad, selective and non-users. In fact, adoption amongst previous non-users rose to one in five cases in the first months of trial, representing new business for Intersect ENT.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

These early results reinforce our expectation that the frontal indication will drive incremental business, both among our current PROPEL users, as well as among those who had not yet found a role for PROPEL in their practice. We estimate that approximately 25% to 30% of all test procedures in the US involve the frontal sinus or about 150,000 cases a year.

Shifting to our pipeline; our products provide a less invasive, potentially more cost effective solutions for chronic sinusitis sufferers, with our two pipeline products enabling treatment in the physician’s office. We submitted the NOVA PMA supplement to the FDA in late July, a bit ahead of schedule, and continue to expect FDA approval by mid-2017.

In anticipation of that approval and launch; we have branded the NOVA product PROPEL Contour. This product while…which delivers the same amount of drug as PROPEL and PROPEL Mini rounds out the PROPEL family of products.

Contour is similarly backed by a high level of clinical evidence including an 80 patient randomized blinded trial that met its primary efficacy endpoint demonstrating a statistically significant 65% relative reduction in the need for post-operative interventions.

PROPEL Contour has its unique hourglass shape and lower profile, designed specifically to allow for placement in smaller or more difficult to access sinus openings. We expect that Contour will facilitate use by ENT physicians, both in the OR, as well as in the office, especially following balloon dilation.

While physicians may choose between Mini or Contour and some procedures; we believe that offering physicians a choice of size and shape to accommodate the wide variety of patient anatomy will ultimately lead to a broader overall usage. We were also thrilled to announce that the RESOLVE II study met its primary endpoints.

The leadership team that started RESOLVE is still with us today, and I would like to thank Rich Kaufman, our head of R&D, as well as James Stambaugh, VP of Clinical Affairs, along with the entire team for their perseverance and commitment to advancing this product. I also would like to recognize the incredible contributions of our scientific advisors and clinical investigators for their dedication to this program.

We believe the RESOLVE product will provide an important clinical solution to a large and underserved patient population that now relies primarily on high dose oral steroids and repeat surgery for treatment of their condition. The study included two co-primary efficacy endpoints, the reduction from baseline to day-30 and bilateral polyp grade, and the reduction from baseline to day-30 and sense of nasal obstruction.

As we announced a few weeks ago, both endpoints were met with statistically significant differences observed between groups. The analysis planned for the study, also specify testing of several secondary endpoints, in order to further support the clinical relevant to the study outcomes and to seek potential additional labeling claims.

The secondary endpoints achieving statistical significance through day-90 included, improvement in the sense of smell, improvement in the sense of nasal obstruction, reduction in the percent of ethmoid sinus obstruction, and importantly, a reduction in the proportion of patients still indicated for repeat sinus surgery.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

We believe that this latter endpoint, coupled with the co-primary endpoints and the analysis plan for the rest of the data set, will be very compelling to the medical community, and demonstrate clinically meaningful improvements favoring the RESOLVE product. We anticipate submitting the NDA application to the FDA in the first quarter of 2017, and estimate approval in the first half of 2018.

Let me now turn the call over to Jeri to discuss our recent financial results and updated 2016 outlook.

Jeri Hilleman

Thank you, Lisa. As Lisa mentioned, our third quarter revenues were $18.5 million, an increase of 30% over the third quarter last year. We were also very pleased with the improvement in gross margin to 85%, a meaningful increase from 80% a year ago. This increase resulted in roughly equal parts from our 2016 price increase, increased production as we ramp sales and build inventory at the second distribution center and continuing labor efficiencies as we increase lot size.

Our third quarter operating expenses totaled $22.1 million compared with $21.2 million in the third quarter of 2015. Our balance of cash, cash equivalents in short-term investments at quarter end with $108.7 million representing a net use of cash during the quarter of approximately $3.1 million.

With the confidence granted by our strong third quarter, we are continuing to support our outlook for the year of approximately $78 million in revenue. This represents growth of approximately 28% over 2015 and underlines our fourth quarter view with the quarterly seasonal fluctuation in procedural volumes.

Regarding gross margins, we are raising our outlook to approximately 83% for the year and 84% for the fourth quarter. We expect Q4 margins to be a bit below what we realized in Q3, as we expand overhead and prepare for the launch of our new product PROPEL Contour in 2017.

Regarding OPEX, we’ve been managing expenses to below our guidance of approximately $92 million for the year. However, we are reiterating this guidance reflecting the additional expenses we now plan to occur in the fourth quarter resulting from our pre-launch production of PROPEL Contour. We expect to record this expense in R&D, as the product is not yet received FDA approval.

Finally, regarding our cash, we are updating our guidance for a net use of cash for the year from $25 million to approximately $22 (million) to $23 million for the year.

I’ll now turn the call back to you, Lisa.

Lisa Earnhardt

Thanks, Jeri. While we have discussed the landscape for hospital reimbursement of our current products; we should also touch on reimbursement for our pipeline products which will be primarily focused on the in office setting of care. We are actively working on two aspects of this reimbursement strategy, specifically coding and coverage.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

With regards to the coding, we are continuing our process to secure permanent code to support in office reimbursement for our products in the related procedures. While our current temporary codes, including both the Category III CPT code for physician reimbursement, and HCPCS code for the implant itself are currently enabling submission in payment of claims. Permit codes will make coverage and payment more efficient for providers. Thus, while it remains our goal to secure permanent code, including a Category 1 CPT code and a J code, we do not view this as negating our ability to ramp our in office sales.

Instead given that we have usable codes, gaining positive payer policies for our steroid eluting implants is paramount to security in office reimbursement. We are building direct experience with gaining coverage and payment for in office use of our products through a program we have sponsored with approximately 100 physicians starting a year ago. This program called Proponents is enabling us to assess coding effectiveness and the successive reimbursement.

We have enrolled over 600 patients in the program and while many of these cases remain in process, we have observed thus far that the coding we currently have in hand is efficient to submit claims and that payer coverage and payment is possible in most cases, especially on the basis of medical necessity for the patients.

With that in context, we continue to plan to submit applications to seek both a permanent Category 1 CPT code and a permanent HCPCS code i.e. a J code, with our goal of having both effective January of 2019. Since physician administered drugs used in the office setting of care typically qualify for J code. We anticipate having a J code in place for our RESOLVE product to support commercialization.

A Category 1 CPT code could be in place at the same time if approved. We are assembling a number of key elements to support these coding strategies with a goal of submitting a complete compelling application which we expect will include a handful of new clinical study publications, evidence of in office adoption and physician society support.

On the last point, we were very pleased that the American Rhinologic Society, or ARS, recently published a physician statement endorsing the utilization of drug-eluting sinus implants. The ARS strongly stated that drug-eluting implants are not investigational and should be made available to patients, when selected by the physician in order to maximize outcomes.

Switching to coverage, the growing published body of clinical evidence in office use and society endorsement often supports our goals for expanding payer coverage. We continue to meet with payers at both the national and regional levels and we are making progress. We recently announced that Care First, the Blue Cross Blue Shield provider of the Mid Atlantic issued a positive coverage policy for drug-eluting sinus implants. This was followed by a similar coverage policy by Blue Cross Blue Shield of South Carolina.

We have also been notified in writing by other regional payers that are also finalizing positive decisions. These bring the universe of payers who have passed a policy to about 12% of the total commercial cover lives we track on a regular basis. We continue to work to expand coverage of our current products, as we look toward introducing future products into the office setting of care.

So in summary, we covered a great deal of information on this call, including positive financial results and outlook. And while we acknowledge that the Medicare ruling creates some exposure on a limited segment of our business, we remain confident that we provide high value innovative solutions to patients with our PROPEL products, and then our prospect for in office treatment of patients, especially with RESOLVE II results in hand, remain bright.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

We imagine that after all of this information, you might have some question, so why don’t we go ahead and open the lines. So Gary if you could please pass the questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

The first question comes from Mike Weinstein with JP Morgan. Please go ahead.

Mike Weinstein

Thank you, and guys congratulations on the quarter, obviously nice to see the momentum. Let me just ask on a couple of items just relative to CMS, and just your commentary around it. So number one, you talked about limited near term impact; I think which we all understand given the direct exposure. But what’s the best approach, and do you have any case models to think about, when trying to basically prevent this from spreading to the commercial payers, not obviously immediately but over the next step one to two years. And we’ve certainly have seen other cases where there’s been changes in the payment model or move to bundle payments or competitive bidding, and within a year it does move on to the commercial payer. So is there a strategy at this point to try and to minimize that from happening and how are you thinking about it? Thanks.

Lisa Earnhardt

Yes, Mike first of all thanks for the congrats on the quarter, we are really proud of our results and feel good about the momentum in the business. With regards to the CMS changes for Medicare, we do believe it impacts just a small portion immediately as of January 1st and has the potential to impact that 8% of estimated cases that are done in the hospital outpatient setting for Medicare. There are a number of different things that we think about when we think of the sort of commercial payers. First and foremost, as you know they don’t all follow you know the CMS rulings, oftentimes hospitals have multi-year contracts, so it could take a couple of years for these results to go through.

And then specifically to your point, and I think what we have been doing and what we plan to continue to do is work in partnership with clinicians to educate payers around the value of our technology. So that is work that we have been doing so far, both at the regional and national level with payers, and we very much intend to do that moving forward to make sure that the reimbursement rates for the commercial world appropriately reflect that cost of doing sinus surgery and also recognize the value technologies that PROPEL bring to the table.

Mike Weinstein

Any thoughts Lisa, and just in terms of why the...obviously the industry in the ENT societies were hoping that this wouldn’t be the case. Why basically the pleas, if you would, fell on the fears, why was CMS not responsive in this case?

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Lisa Earnhardt

You’re right, Mike. As I do believe most industry players, as well as, a number of societies and other stakeholders submitted commentary as part of the process, CMS did move forward with not just this proposal, but also the creation of 25 new comprehensive APCs across a variety of different areas. And I just think they’re clearly eager to implement comprehensive billing code, just to more closely account for the total cost of an episode of care. All that said, we are disappointed in this ruling, but do think we are going to be able to contain it and its impact to our business.

Mike Weinstein

Okay. Let me just ask a little bit on the strategy and spending side of it. It looks like your expenses have really flattened out over the last few quarters. So can you talk a little bit about, what you are doing internally, has there been a hiring freeze, has there been a headcount reduction that you have done? And then, as you think about your plans now for 2017, which I am sure are still a work in progress, but how do you think about headcount and the overall size of your sales force in particular?

Jeri Hilleman

Yes, Mike good question. This is Jeri. As we think about expense change over time it’s been headcount and clinical study. As you know, certainly for the near term, we’ve wrapped up the largest clinical study, as we may continue some small studies just to continue to learn about our products. But as we look at headcount, we really think that as we go into 2017 at roughly critical mass for what we need. So we don’t really see much expansion there. So I think we are at a reasonably good level with expenses, and of course, we will fine tune that, as we continue toward 2017 planning process. But I think that gives you some characterization.

Mike Weinstein

Okay. Thank you, Jeri. Listen, I’ll let some others jump in. Then I’ll come back around. Thanks, guys.

Operator

The next question comes from Bob Hopkins with Bank of America. Please go ahead.

Bob Hopkins

Okay, great. Good afternoon. Just a couple questions. First of all, I was just wondering if we could follow up on Mike’s first question. So what I would ask is, could you just comment as much detail you can, as to what specifically gives you confidence that the commercial payers won’t follow? Are there previous specific examples you can remind us of or have you talked to these payers? Just wondering if you could go in a little more detail on what would give you the confidence that it won’t spread to commercial payers. Thank you.

Lisa Earnhardt

Yes, a couple of things, Bob, first of all, as you know in the last year or two there have been some increases in Medicare reimbursements, that as it turns out did not flow through to commercial payers. And so, that was something we have been tracking very closely, and that is one data point that we can refer to as we haven’t seen those being impacting at all the commercial payer rates. Many commercial payers are already doing capitated or bundle payment already for sinus surgery. And so, they have a whole separate way of deeming how they reimburse for procedures and then negotiate directly with the providers, whether it would be hospital or ASC system.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Second, we do know, like I will throw out an example with United Healthcare. It’s the largest commercial payer in the US. They actually still pay in some cases based on group rates that have been phased out from Medicare several years ago. So once again, there is a big disconnect there which does impact a number of covered lives. And so, we feel like, because of some of the anecdotal experience we’ve had in the past year, where there was a…wherever there was a reimbursement change as of January 1, and we did not see that roll into the commercial payers gives us additional confidence that this will be more limited exposure to overall reimbursement rates for sinus surgery.

Bob Hopkins

So is it safe to assume that in that 8% of the business you would likely have to drop the price of the product, and how do you do that for a segment of the business without doing it for the entire business?

Lisa Earnhardt

Bob, right now we know that reimbursement rates at a individual hospital or facility vary distinctly from payer-to-payer, whether it would be Medicare or commercial payer. There are already a variety of rates. And so, some hospitals may choose to be more limiting in their use, but we do see typically that, because they are making money on other procedures that this is just an average reimbursement rate. And so, I really do think physicians will continue to do what’s right for patients in their treatment. And we’ll have to look at the overall book of business they bring to the institution, and think about it more holistically versus on a case-by-case basis.

Bob Hopkins

Okay. And then last question is, we kind of find ourselves in sort of a unique situation here with the stock down 43% today alone. I haven’t seen that in quite some time, especially for a company that just put up a pretty good quarter. So part of the reason, and the main reason why it’s down 43% in the day is extreme uncertainty and fear over what this ruling might mean for 2017 and 2018 growth. You’ve got permanent codes hopefully coming in 2019, but a lot of uncertainty about the 2017-2018 growth outlook.

And so, I know you give guidance on the fourth-quarter call. But is there kind of anything you can comment on now to help, because the Street is at pretty healthy 24%-25% growth right now for next year. I would assume that’s now not likely, given the uncertainty, even if it’s only an 8% of the business. So given the unique circumstances we are in right here, with the stock down 43%, I was wondering, if you could give any commentary around 2017 that might be helpful to investors. Thank you.

Jeri Hilleman

Bob, this is Jeri. I think right now we are really trying to go into what we know factually, how we understand our business and share that. We too, just really learned about the definitive ruling yesterday, and are working through this. But I think the important thing to note is that we do feel that outside of the Medicare portion our business is on very solid ground. We do expect to see continued usage in those accounts that we do continue to see growth there. And we will think through, and try to get better understanding of what may happen in the portion of our business that is represented by Medicare usage. But I think we’ve given the clarity that we can for now.

Bob Hopkins

Fair enough. Thank you.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Operator

The next question comes from Matthew O’Brien with Piper Jaffray. Please go ahead.

Matthew O’Brien

Good afternoon. Thanks for taking the question. I’m bouncing between calls; you may have mentioned this already. But as far as the rate change that we saw yesterday, I know you addressed this a little bit, Lisa, and maybe I am asking a redundant question here. But is there a way to parse out of your 90% of sales, that’s already falling under the bundle-type rate already, versus those that got to do things on their own, versus those that are directly tied to CMS rates, as far as you are aware?

Lisa Earnhardt

Yes. Matt, no we don’t have that breakdown for the approach that commercial payers take, and it really is a whole variety and oftentimes they are negotiating directly with individual providers, and so that’s not information that is available broadly. So we do think there is an opportunity to minimize the impact of this on the broader business, and that’s what we tried to articulate on the call.

Matthew O’Brien

Okay. And do you have any sense for some of these longer-term hospital contracts, as far as, your revenue base goes and the duration of some of those contracts? I am sure they are coming up all the time, but just any sense you can give us for maybe even into ‘17, ‘x’ percentage of our business is already under a specific type of contract, and so we won’t see any kind of material pricing change for that piece of the business.

Jeri Hilleman

Yes. Matt, I think I will just reiterate what we said which is that we do not expect there to be a significant impact to our business with the private payers in the near term. So I think that’s the best we can answer it. These contracts with hospitals that are confidential, we don’t know that information, so unfortunately we can’t make representations in that area. But we’ve interpreted it based off of the experience we’ve had, what we know, what we’ve seen in terms of adoption or influence of Medicare on private payer and summarized it in that expectation.

Matthew O’Brien

Okay and last one for me. Just to actually focus on the core business; did that perform quite well this quarter? Is there any way to give us a sense for the drivers of growth that you saw here in Q3, which is typically a seasonally soft quarter? Was it a function of the ARS guidelines that are starting to impact your business, better reorder rates from frontal than you’re expecting, anything along those lines that you could point out?

Lisa Earnhardt

Yes, the primary driver for our growth in Q3 was expanded indication of PROPEL mini in the frontal. The ARS guidelines came late in the quarter. So we think that is certainly something that continues to support our outlook for 2016 and beyond.

Matthew O’Brien

Great, thank you.

Operator

The next question comes from Tao Levy with Wedbush. Please go ahead.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Tao Levy

Hi, good afternoon.

Lisa Earnhardt

Hi, Tao.

Tao Levy

Hi. So maybe we can start with some, you used to provide a number of active accounts that you’re engaged with and it sounds like following the launch of PROPEL mini that that might have increased and then if you can provide us the new number.

Lisa Earnhardt

Sure. Our active accounts has been tracking to about 2,200 at present and that’s we’ve continued to add new accounts for the quarter. We’ve indicated we’d expect to add about a 100 a quarter. We were a little bit below that this quarter because of the focus on expanding PROPEL mini in the frontal with our current account, but we feel that growth is overall on track.

Tao Levy

Okay, and maybe just talk about the reimbursement situation. What’s the feedback that you have gotten from the various ENT societies or ENT KOLs that you speak with regarding how this would impact the way they treat patients in the outpatient setting, not necessarily around any of your products but just in general sinus surgery?

Lisa Earnhardt

Yes, and I think it’s early to speculate on that and I think they will continue to do what’s right for the patient and really, that is their focus and we do think that they are continuing to have a growing voice in terms of how these patients are treated and are excited that both ARS and the Academy have that ability to influence their constituents as well to make sure they’re focusing on what really matters, which is delivering the best care at the lowest cost possible. We think we fit very well into that paradigm.

Tao Levy

Yes, I wonder how often the surgeon in the OR will ask their assistant whether patient is a Medicare patient or not a Medicare patient and then treat differently. But on a separate note, you talked about the NDA pathway and the ability to potentially get our reimbursement code upon approval, so potentially first half 2018, is that what you said?

Lisa Earnhardt

Yes, we will apply for J code, which is a physician administered drug; it’s a HCPCS code for that category. Typically, those are given for products that are going down the NDA pathway. It is a once a year process, so it will depend on the timing of approval. If we don’t have it upon approval, we certainly will have it in January of 2019, and in the interim, there is a temporary code that often used for new drugs before and is often paid as standard procedure as well given the fact that it’s just a permanent code they are just issued on an annual basis.

Tao Levy

Okay. Great, thanks.

Operator

The next question comes from Rich Newitter with Leerink Partners, please go ahead.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Rich Newitter

Hi, thanks for taking the questions. I have one on the reimbursement issue and one on the reimbursement for your pipeline. So on the CMS decision last night, you mentioned the limited impact nearer-term and one of the reasons you’re citing as there is direct negotiations between a lot of commercial payers and individual hospital accounts and as multi-year contracts. My understanding is that there is actually in these specific negotiated arrangements actually carve outs often for implants separate from the actual procedure payment process. One, is that accurate and do you know how much of your existing commercial payer coverage is covered in this kind of carve out capacity? And would those carve outs potentially be more immune, if the private payers were to adopt the bundle?

Lisa Earnhardt

Yes, good question there Rich. You are correct. In some facilities, they have carve outs for implants, oftentimes, that’s in the ambulatory surgery center setting where it is important to note there were no changes made in reimbursement in the ASC setting, and so carve outs would certainly be an avenue which both have been utilized to support adoption of PROPEL, and I would imagine would continue to be. So those are really separate from this overall decision and very well could continue to be an important avenue to gain, to ensure patients and physicians have access to our technology.

Rich Newitter

Okay, but that’s only in the ambulatory surgery care.

Lisa Earnhardt

It is primarily in the ambulatory surgery setting, although, we are aware of some hospitals as well that have those, so once again it gets to be a facility-by-facility negotiation with the payers.

Rich Newitter

Okay, and then just second on the J code and the CPT code you are anticipating, hopefully both at a minimum by January 1, 2019. But I just want to make sure so I’m clear. You potentially will get approval for the NDA stent in the first half of 2018. Let’s just assume that commercializes more fully in the second half of 2018, and you feel confident that you’ll have a temporary J code at least by that time even in advance of an official J code, so you can at least start generating sales in that product, and is there other code…

Lisa Earnhardt

First of all, it would be eligible for an unlisted J code in advance of having the permanent J code. So that could be used immediately upon launch. We also have existing codes now. We do have a HCPCS code, which is S1090 which can be used and then some payers do pay for that today albeit as a small percent, but we do feel like the coding really should not be the limiting factor. It’s really continuing to work with payers on coverage. And as I mentioned on the call that is an area we continue to make nice progress and it has some movement even since we’ve been on the call together in August. So I feel great about some of the wins we’ve had here which will just be continue to be bolstered by additional clinical research, additional widespread usage and then the physician statement, specifically which is really hot off the presses as it relates to our interactions with payers. So we are just now starting to have those conversations. So we feel like we’re well suited to support our office business even in advance of having the permanent code.

Rich Newitter

Thanks.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern

Operator

The next question comes from Ben Andrew with William Blair. Please go ahead.

Ben Andrew

Good afternoon. Lisa, maybe just talk a little bit about, if you can break it down for us, how does the revenue breakdown today between hospital ASC and office? You gave us the hospital exposure, but is there a material piece coming from the other segments at this point?

Lisa Earnhardt

Yes, the ASC is around 20% to 25% of our overall revenue and then there’s just a percent or two from the office setting.

Ben Andrew

And does this and other kinds of changes just the CAPC [ph] concept directionally. Do you think it can fuel a move of the procedures from the hospital to the ASC or hospital setting for maybe non-complex best which is best generally?

Lisa Earnhardt

Yes, I think in general that is something that CMS and just broadly at the healthcare system we are trying to shift more to less intensive settings of care. So we see over time from the hospital to the ASC, the ASC into the office. That is a trend that is already happening and something that we’re going to be a big part of in the future. So we feel really good about that shift and think it’s the right thing broadly for not just our business, but the right thing for the healthcare dollar.

Ben Andrew

Sure, and so if it’s 20 to 25 today, is that 50 in two years or is it 27?

Lisa Earnhardt

Yes, that’s a good question. I’m not going to speculate on that. You also have to think it doesn’t necessarily have to make it stop in the ASC, it could go directly to the office and we are seeing some examples of that with some of the companies where there are actively working with physicians in particular with the balloon dilation. And so that might be a great question to ask those organizations because they’re experiencing a lot more firsthand right now, but we do think the shift from the OR into less intensive settings of care makes just a ton of sense and this could very well facilitate that happening more quickly than we had maybe previously had contemplated.

Ben Andrew

Okay, and did you give marching orders to the sales forces as part of that to start messaging, “Hey maybe we should be used more frequently secondary to a balloon fest,” given the prevalence in the office setting?

Lisa Earnhardt

No, we think there’s still, as of today and as of in the near term sufficient reimbursement in the hospital setting that I don’t think will give them different marching orders if you will, but over time we certainly would anticipate especially as we have more positive coverage policies, more and more of our cases done in that setting in conjunction with balloon dilation.

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Wednesday, November 02, 2016, 4:30 PM Eastern

Ben Andrew

Okay, and then you mentioned the Proponent program with 100 doctors and 600 patients, maybe talk a little bit more about how long it takes to get billing, is at the pre-op situation, how often you get rejected and then what happens economically to the doctor or the organization that took on that risk to go down that path?

Lisa Earnhardt

Yes, we were thrilled to be having engaged in this risk sharing program, we think we are glad we started it just about a year ago because we think it’s giving us that real life experience that gives us confidence that, especially for those patients where there’s clear medical necessity, payers will pay for what’s right for patient care. And so it does go through a process so I think it’s everything from pre-op typically the appeals process as well.

We have been pleased with the success where the majority of patients are getting or the majority of cases are being paid to some extent once it gets through the entire process, but it does take time. And we are early there, but we felt like given that we had about a year or under our belt with the program. It was worth providing more color there because it certainly does, it’s providing us confidence that with the clinical data that we have, with the right physician champion, and we are able to have success. It’s a lot of blocking and tackling, but it’s absolutely within our envelope of capability.

Ben Andrew

You’re going a risk and to the extent that it’s ultimately you’re doing the cases at risk or you’re asking for pre-op, let’s say you do the case you don’t ever get paid, you then just absorb the cost of the unreimbursed device?

Lisa Earnhardt

Yes, Ben, we really view this as an investment in building the patient, the physician experiences will help ultimately as we go to seek coding. Having that support and experience and usage, it also allows us to work with payers on the coding which is really the basis of our saying then at this point we really think that the payer policies is what really is going to impact our forward sales of these products, not so much coding. So it’s really been an investment in learning rather than thinking about this as a potential source of additional revenues.

Ben Andrew

Okay, and then would you expand that before the formal code/reimbursement coverage decisions you made or you are going to stick with 100 and relatively small number of patients? Thanks.

Lisa Earnhardt

Yes, I think this is a more focal program. We will continue it for a time. We will continue to amass data, but this is something that as I said is really in support of our coding efforts and collection and understanding of the business. It’s not something we will probably continue in longer term.

Jeri Hilleman

Yes, but we do anticipate that we likely will be called upon to provide support especially as these physicians start to build their office practices. It is something we’ll need to consider as we think about how do we best support access for our products so certainly something under consideration for future.

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Wednesday, November 02, 2016, 4:30 PM Eastern

Ben Andrew

Thank you.

Operator

The next question comes from Kyle Rose with Canaccord Genuity. Please go ahead.

Kyle Rose

Great, thanks for taking the question. Can you hear me all right?

Lisa Earnhardt

Can.

Kyle Rose

Yes, so I apologize for going back to the reimbursement side here, but one quick question is, I know that proposal was obviously been out for multiple months prior to the final rule and there is a lot of commentary in industry discussion there? Just wondered, you had some positive reimbursement wins with some of the payers that you talked to as well as you know the society support in ARS. Can you characterize those discussions with the payers, before the proposed rule came out, after the proposed rule and I realized you probably didn’t have a lot of conversations yesterday, but just your thoughts on how that dynamic will change some of those conversations from the near-term?

Lisa Earnhardt

Yes, I think our discussions with the commercial payer have really been focused on the value our products bring to this patient population, the clinical evidence, the healthcare economic evidence as well as hearing directly from physicians, either as individuals as well as the society support. And so, they are looking more broadly about the value of our products, and we’re encouraged by that and it’s been a very similar conversation just which has continued to become more and more robust, the more data we’re bringing to the table between the clinical data, the healthcare economic data and the physician statement.

Those we feel very pleased with the progress we’ve made there with the private payers. And wouldn’t anticipate this rule would have a dramatic impact there. The conversations are still going to happen because at the end of the day we’re delivering better patient outcomes and have the potential to reduce costs over the continuum of care so and that’s really how payers are thinking more and more about that. That’s been consistently our message about. While we may cost more upfront, we in the long run are actually saving money for the healthcare system, and I do think that resonates with at least some of the payers today.

Kyle Rose

Great, and then just circling back on the sales force, it sounded like you guys are, you characterize it as right sized now. I am wondering is that the extent to also the sales consultants, any expectations to build out that portion of the sales force there and then longer term when you think about the office products you come in more into the picture in 2018 and beyond, what are your expectations as far as needed to add sales heads there to go after more of an office space sale.

Lisa Earnhardt

Yes, so we do continue to add in sales consultants. In fact it is something we’re continuing to add even this quarter and so we will continue to on a modest level, build the ranks there. As Jeri mentioned we are at critical math. We were able to reach the majority of customers with the sales force we have. We have been one of the largest and I would say arguably strongest

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Wednesday, November 02, 2016, 4:30 PM Eastern

sales forces in the industry. We do anticipate with the launch of our in-office products that you know will likely want to revisit our sales infrastructure and also just broadly our commercial infrastructure where we will likely add additional reimbursement resources to support the successful launch. So we will be holistically looking at the customer facing functions, but I do think we are at critical math.

So it’s not a doubling of the sales force by any stretch of the imagination, so we feel like we’re really well-positioned in terms of their experience, our relationship with the physician customer and the growing tenure and knowledge base of the team. They’re doing a fantastic job this year and I think the third quarter results were indicative of their commitment and focus on driving value.

Kyle Rose

And then just one last question for me, I think believe earlier in the year, you had some positive reimbursement decisions OUS. Just wondering, if you could characterize your thoughts on that opportunity now that we’re a little further along as far as thinking about it and how you characterize that moving forward.

Lisa Earnhardt

Yes, we did have some very nice initial reimbursement in Germany which put us at level one reimbursement. However, that was specific to a small number of hospitals that had applied. Our strategy really remains the same which is to continue to build that over time and then build into more permanent coding for reimbursement there, but it’s going to take a few years for that to emerge as a meaningful incremental opportunity for us.

Operator

The next question comes from Suraj Kalia with Northland Securities, please go ahead.

Suraj Kalia

Good afternoon, ladies. Congrats on the quarter.

Lisa Earnhardt

Thank you, Suraj.

Suraj Kalia

So Lisa, a lot of the questions have been asked, and let me try a different flavor and forgive me if these are somewhat esoteric. So Lisa let’s assume a year down the line, a couple of years down the line, average FESS reimbursement give or take $7000. The math indicates, I understand your argument that you know private payers, will not follow suite and do not follow suite necessarily, but I guess what I’m just trying to understand, let’s see in the world where the global payment is $7,000. How would you all look upon pricing for your products? Given that it’s not just one implant its multiple implants potentially per case. Give us directionally some color, how should we think about that at least looking out ahead?

Lisa Earnhardt

If I look out a couple of years, Suraj, I see an environment where there are multiple settings of care where sinus surgery is being done and so it could be done in the hospital operating room, the ambulatory surgery center and even on a growing basis in the office setting and I do think payers will provide the right incentives and compensation for procedures to be done there. We’re already starting to see that, albeit on a smaller level, with our products in the office. It

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Wednesday, November 02, 2016, 4:30 PM Eastern

certainly is the case with balloon technology that’s used in the office. Because in the long run, if you can offer equivalent care in that setting, it’s going to be a win for all parties involved and so we think regardless of what the facility rate is in the hospital operating room that will still be a factor in all of our businesses, but we do feel like that there will be options for the physicians to treat their patients in the setting they deem as most appropriate.

Suraj Kalia

Just so that I understand it correctly, you were talking about a risk sharing program, a pilot program of 100 patients if I heard it correctly. I just want to make sure I understand because a lot of the companies that we know whether it’s an acute kidney injury, heart failure, pneumonia so on and so forth, they are offering some sort of guarantees or paybacks to hospitals. They also call it risk sharing you know that let’s say X amount of time something goes wrong, patient has to come back. We will either eat the cost or eat excess cost or share the burden or something to that effect, different flavors. Just so that I understand correctly, you guys are also venturing down that path through the risk sharing you were talking about, is that did I say that correctly?

Lisa Earnhardt

Well, I think in a very limited fashion. It’s not tied to outcomes and I don’t think there is any question about the clinical value our products bring to the table. It’s more supporting them from a reimbursement standpoint with the cost of the product and so that’s where the risk sharing comes into play and that’s specifically in the office setting. So just to be clear with, we’ve enrolled over 600 patients with 100 physicians and it’s really going at risk for the cost of the product to lay the foundation, to support both our coding and coverage initiative.

Jeri Hilleman

And we really view this again as an investment thinking of it more as market research and it’s a strategy to build our business, so I think there is some differences with what some other programs have had as an objective.

Suraj Kalia

And finally, one last I’ll squeeze it and Lisa again, you mentioned about the value your clinical products bring to the table. I don’t think so anyone doubts. You guys just didn’t by chance get the level 1A recommendations, so the data speaks for itself. Lisa, what are we missing in this picture and is it just the case where you guys are embedded in a more global code and that’s why you guys are being taken for the ride. I am looking at other devices albeit in different areas such as percutaneous [indiscernible], and the data is not there, the level of recommendation is not there, and the studies that come out are terrible, but their reimbursement is intact and/or goes up and you guys are getting slammed. Is this some outreach that is we’re missing from you guys whether to K Street on the CMS side? Can you fill in the blanks or is this just one-off and once you’ll start going on your CAT 1 codes for RESOLVE and others then it will be a totally different game? Thank you for taking the questions.

Lisa Earnhardt

Yes, and I think this is a broad action taken by CMS. It was not specific just to the changes in airway which we got caught up in to use your terminology. There was a broad number of procedures that were impacted by this, and so I think it was a way for CMS to really get a handle on their total cost of care and make it more predictable for them and to streamline that process and so I don’t think there was anything specific in judgment around chronic sinusitis or the sinus surgery procedure itself, so really just a broad movement and we are taking upon ourselves. We have and we continue well as to continue to advocate for the specialty for patients and for the treatment not just with our products but broadly treatment of chronic sinusitis, so that will continue moving forward.

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Wednesday, November 02, 2016, 4:30 PM Eastern

Suraj Kalia

Thank you.

Operator

The next question comes from Sean Lavin with BTIG, please go ahead.

Ryan

Hi, this is actually Ryan on for Sean. Can you guys hear me okay?

Lisa Earnhardt

We can Ryan.

Ryan

Okay. Great, so I just want to touch on, Tao talked a little bit, asked about account growth in the quarter, and historically a little lower than what we’ve seen previous quarters. I’m just curious to hear your thoughts on whether that was because you already fully penetrated in the given markets that you’re in and if that’s the case how should we think about this going forward, is this more than normalized rate for account growth on a go forward basis? Thank you.

Jeri Hilleman

Yes, as we mentioned, we expect somewhere in the range of 100 new accounts a quarter. So this past quarter was lower one given that it’s Q3 low seasonality, but particularly because the sales force which focused on really working on building the frontal indication usage among current customers and we see that that is building in both our customer base. We think that we will attract new accounts over time, so we continue to have roughly the same expectation for new accounts as we go forward.

Ryan

Okay, great. That’s it for me. Most of questions have been answered. Congrats on that good quarter.

Jeri Hilleman

Thanks Ryan.

Lisa Earnhardt

Thanks Ryan.

Operator

Again, if you have a question, please press “*” then “1.” The next question comes from Brittany Henderson with Deutsche Bank, please go ahead.

Brittany Henderson

Hi, ladies, thanks for taking the question. I just wanted to ask a follow-up on the J code, is there a potential for the J code to be applicable not only to the RESOLVE product, but also to PROPEL Contour, so for it to apply across the class of steroid-eluting and to enable stents? And then what I guess would be the drivers for decision about that one way versus the other and is it even possible?

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Wednesday, November 02, 2016, 4:30 PM Eastern

Lisa Earnhardt

Yes, Brittany, that’s a great question, you are spot on. It very well could be applicable to a broader range of products. In fact, the HCPCS code we have today is for mometasone furoate implant, mometasone furoate releasing implant and so it is not specific to a product and we would intend to seek a J code that was similarly applied to multiple products and that certainly would help facilitate office use amongst all of our products versus just results.

Brittany Henderson

Okay, and then just a quick one on the quarter, as well, I don’t think you mentioned it on this call and apologies if I missed it. But can you just speak to the difference in the productivity levels between those territories that have a sales consultant versus those without and has that changed at all from prior quarters? And then you commented earlier on expanding the sales force potentially with the launch of your in office products, so we think about them more around a launch with PROPEL Contour, so coming up here within the 2017 timeframe or would you think about holding off until you have both products that you’re ready to market within an office space?

Lisa Earnhardt

Yes, I mean in terms of the more extensive expansion of the sales force it would probably be in conjunction with the RESOLVE product and then the first question was with regard to…

Brittany Henderson

The sales consultant.

Lisa Earnhardt

The sales consultant and we didn’t comment on that. It’s not something we’re going to comment on a regular basis. As we’ve looked at it historically, we have seen increased productivity, both in terms of new account acquisition as well as incremental sales growth in conjunction with those.

Jeri Hilleman

Yes, we’ve been very pleased with the contribution of the sales consultants. We very much like that model, and we are continuing to add sales consultants. So I hope that at least gives you some affirmation that it’s a model that’s working very, very well for us.

Brittany Henderson

Okay, and then just one last quick one here as we think about the pipeline or NOVA rather or PROPEL Contour, entering the market here in 2017. Can you just talk about your expectations for that launch of the product and the kind of cannibalization impact that you are anticipating for NOVA versus PROPEL Mini. I’m just trying to get a sense of the sustainability of the base business as we move into 2017 just given some of the factors that we have at play?

Jeri Hilleman

Yes, and I think again your question is on point because PROPEL Contour can give physicians really a choice in which implant they use and that can be depending on the location, the size of the anatomy or shape of the anatomy and while you may see some choices made from what would have been Mini previously is now Contour. We find that giving physicians a choice really increases the aggregate, so we think even while there could be some choice made to use PROPEL Contour instead of Mini that overall it’s going to add up to something that really does drive incremental growth.

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Wednesday, November 02, 2016, 4:30 PM Eastern

Brittany Henderson

Okay, that’s it from me ladies. Thank you.

Lisa Earnhardt

Thank you, Brittany.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

Lisa Earnhardt

Well, thank you all for joining us today. We certainly appreciate your interest and support and look forward to staying in touch with you all. Thanks so much, have a nice afternoon.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Intersect ENT Inc

Wednesday, November 02, 2016, 4:30 PM Eastern